Exhibit 99.4

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287

P R E S S R E L E A S E
For Immediate Release
Monday, May 12, 2003

STATER BROS. HOLDINGS INC. ANNOUNCES RECORD SALES
SECOND QUARTER RESULTS RELEASED

Colton, California. May 12, 2003; Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week second quarter and twenty-six week year to date period ended on March 30, 2003.

Sales for the thirteen week second quarter ended March 30, 2003 increased 3.5% to $677.2 million compared to $654.2 million for the thirteen weeks ended March 31, 2002. Total sales for the twenty-six weeks ended March 30, 2003, increased 3.2% and amounted to $1.359 billion compared to $1.317 billion for the same period in the prior year. Like store sales increased 3.0% and 2.6% for the thirteen week and twenty-six week periods ended March 30, 2003, respectively.

Operating profit for the thirteen week second quarter of 2003 amounted to $19.4 million compared to $19.5 million for the second quarter of 2002. Operating profit for the fiscal year to date of 2003 amounted to $36.8 million compared to $38.2 million for the like period in fiscal 2002.

The Company reported net income for the thirteen week second quarter ended March 30, 2003 of $3.8 million compared to $4.3 million for the thirteen weeks ended March 31, 2002. Net income for the fiscal year to date periods amounted to $6.8 million in 2003 and $8.2 million in 2002.

Operating cash flow (EBITDA) is defined as earnings before interest expense, income taxes and depreciation and amortization. The Company has presented EBITDA information as it is relevant to certain investors and analysts as a measure of a company’s ability to service debt. EBITDA is not a measure of financial performance under generally accepted accounting principles and it should not be used as an alternative to, or be construed as more meaningful than, operating profit or cash flows as an indicator of the Company’s operating performance. EBITDA amounted to $27.9 million in the second quarter of fiscal 2003 and compares to $28.2 million for the like period of last year. EBITDA for the twenty-six week comparable periods were $54.2 million in fiscal 2003 and $55.1 million in fiscal 2002. The following table reconciles EBITDA to net income.

	Q2 2003	Q2 2002	YTD 2003	YTD 2002
(in 000's)
Net Income	$3,831	$4,294	$6,759	$8,226
Income Taxes	2,531	2,983	4,404	5,716
Interest Expense	13,301	13,201	26,559	25,997
Depreciation and Amortization	8,285	7,680	16,449	15,184

EBITDA	$27,948	$28,158	$54,171	$55,123

Brown said; “Our continued steady performance reflects the abilities of our management team and the members of our Stater Bros. Family to stay focused on serving our “Valued Customers” on each and every shopping trip.”

Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 156 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.

For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.

Stater Bros. Markets operates 156 Supermarket locations, with 47 in San Bernardino County, 40 in Riverside County, 30 in Orange County, 27 in Los Angeles County, 10 in Northern San Diego County, and 2 in Kern County. There are over 14,000 members of the Stater Bros. “Family” of Employees. Stater Bros. is the largest private employer in the Inland Empire of Southern California, which is one of the fastest growing areas in the United States. Headquartered in Colton, California, Stater Bros. has been serving Southern California customers since 1936. In the spring of 2003, Stater Bros. will open its 157th Supermarket in Corona, California.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 66 GOLDEN YEARS

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STATER BROS. HOLDINGS INC.
Condensed Balance Sheets

(In thousands)

Unaudited

	9/29/2002	03/30/03

Assets
Current Assets
Cash and cash equivalents	$81,043	$98,874
Receivables	33,561	24,563
Inventories	175,404	169,715
Other current assets	23,141	24,706

Total current assets	313,149	317,858
Investment in unconsolidated affiliate	15,580	16,559
Property and equipment, net	285,816	293,397
Deferred debt issuance costs, net	13,936	12,211
Other long-term assets	5,649	5,704

Total Assets	$634,130	$645,729

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$104,166	$103,255
Accrued expenses and other liabilities	88,223	89,679
Current portion of capital lease obligations	1,117	1,064

Total current liabilities	193,506	193,998
Long-term debt	458,750	458,750
Capital lease obligations, less current portion	10,981	10,454
Other long-term liabilities	45,014	49,889
Common stockholders’ deficit	(74,121)	(67,362)

Total Liabilities and Stockholders’ Deficit	$634,130	$645,729

STATER BROS. HOLDINGS INC.

Condensed Results of Operations

(In thousands)

Unaudited

	13 Weeks Ended

	03/31/02	03/30/03

Sales	$654,213	$677,196
Gross profit	172,813	186,772
Operating Expenses:
Selling, general and administrative expenses	145,657	159,072
Depreciation and amortization	7,680	8,285

Total operating expenses	153,337	167,357

Operating profit	19,476	19,415
Interest income	322	254
Interest expense	(13,201)	(13,301)
Equity in earnings from unconsolidated affiliate	1,375	233
Other, net	(695)	(239)

Income before income taxes	7,277	6,362
Income taxes	2,983	2,531

Net income	$4,294	$3,831

STATER BROS. HOLDINGS INC.

Condensed Results of Operations

(In thousands)

Unaudited

	26 Weeks Ended

	03/31/02	03/30/03

Sales	$1,316,800	$1,358,705
Gross profit	348,976	370,388
Operating Expenses:
Selling, general and administrative expenses	295,593	317,095
Depreciation and amortization	15,184	16,449

Total operating expenses	310,777	333,544

Operating profit	38,199	36,844
Interest income	1,026	526
Interest expense	(25,997)	(26,559)
Equity in earnings from unconsolidated affiliate	2,023	979
Other, net	(1,309)	(627)

Income before income taxes	13,942	11,163
Income taxes	5,716	4,404

Net income	$8,226	$6,759